Exhibit 10.23
FNB FINANCIAL SERVICES CORPORATION

LONG TERM INCENTIVE PLAN

FNB Financial Services Corporation, parent of FNB Southeast (collectively referred to herein as “FNB” or the “Employer”), hereby adopts a Long Term Incentive Plan (the “Plan”) for those senior management employees who have significant policy-making roles and who are designated as eligible to participate in the Plan. This Plan is effective January 1, 2006.

1.      Purpose of the Plan

The Purpose of the Plan is to encourage eligible senior management employees to make long term decisions that increase FNB’s shareholder value and to enhance FNB’s ability to retain such employees.

2.     Definitions

(a)      Average Annual Base Salary - Shall mean the average of the base annual salary of the Participant for the Measurement Period, provided however, that salary shall not include amounts awarded or received under this Plan, Annual Incentive bonuses, commissions, overtime pay, or benefits (or the value of benefits) provided by FNB’s contributions pursuant to its pension, 401(k), profit sharing, health care, life insurance or similar benefit programs. However, the annual Base Salary shall include the amount of any pre-tax deferrals made by the Participant to FNB’s Section 125 welfare plans, 401(k) or non-qualified deferred compensation plan.

(b)      Beneficiary - The person or persons last designated in writing by the Participant to receive any amount of Incentive Compensation to which he is entitled under this Plan at the time of, or in the event of, his death; or if no designation shall be in effect at the time of a Participant’s death or if all designated beneficiaries shall have predeceased the Participant, then the beneficiary shall be the following, in the order listed:

(i)	Such Participant’s surviving spouse, if any;

(ii)	Otherwise, the Participant’s estate

(c)      Board - The Board of Directors of FNB Financial Services Corporation.

(d)      Change in Control - In accordance with Code Section 409A, a “Change in Control” shall be deemed to have occurred under this Plan, upon the occurrence of any one or more of the events described below in Sections 2(d)1, 2(d)2, 2(d)3, in each case as defined herein and as further defined and interpreted in Section 409A:

1.
Change in Ownership of the Employer - A “change in ownership” occurs on the date that any one person, or more than one persons acting as a group, acquires ownership of stock of the Employer that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Employer.

2.	Change in effective Control of the Employer - A “change in effective control” occurs on the date either one of the following events occurs:

a)	Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer possessing 35% or more of the total voting power of the stock of the Employer; or

b)
A majority of members of the Employer’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s Board of Directors prior to the date of the appointment or election; provided that for purposes of this paragraph (b) the term Employer shall refer to the Employer for which no other corporation is a majority shareholder for purposes of this paragraph.

3.
Change in the ownership of a substantial portion of the assets of the Employer. A “change in the ownership of a substantial portion of the assets of the Employer” occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair value equal to 40% or more of the total gross fair market value of all the assets of the Employer immediately prior to such acquisition or acquisitions.

(e)      Committee - The Compensation Committee of the Board of FNB or any other Committee of the Board that is designated to perform the functions of compensation and personnel related matters.

(f)       Common Stock - The common stock of FNB Financial Services Corporation, with no par value per share, or as amended.

(g)       Disability - For purposes of this Plan and in accordance with Code Section 409A, a participant shall be considered disabled if the participant either is:

(i)
Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)
By reason of any medically determinable physical or mental impairment (which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months) receiving income replacement benefits for a period of 3 or more months under an accident and health plan covering employees of the Employer.

(h)      Employer - FNB Financial Services Corporation, FNB Southeast and/or any other entity designated by the Board whose senior management employees are eligible to participate in this Plan.

(i)       Executive Officer - An executive officer of the Employer who has been designated by the Committee responsible for recommending to the Committee those senior management employees of the Employer for participation in this Plan.

(j)       Fair Market Value - The Fair Market Value of a share of Common Stock on any particular date shall mean:

(i)       If the Common Stock is not then traded on a national stock exchange, the average closing price for a share of Common Stock, as quoted by NASDAQ or its market makers; or

(ii)       If the Common Stock is then traded on a national stock exchange, the average closing price for a share of the Common Stock as traded on the largest stock exchange on which it is then traded.

(k)      Good Reason - A “voluntary” termination of employment by the Participant because of:

(i)
The assignment to the Participant, without his express consent, of duties inconsistent with his executive position with FNB on the effective date of the Change in Control or, in the event of a Threatened Change in Control, the first date the threat becomes manifest; or

(ii)
A reduction in the Participant’s Base Annual Salary below the annual amount in effect as of the first date a Threatened Change in Control becomes manifest or as of the effective date of the Change in Control; or

(iii)
A material reduction in the level, scope or coverage of life insurance, medical or hospitalization insurance, disability insurance or of similar plans or benefits (including FNB’s pension or other retirement plan) below that being provided by FNB to the Participant as of the first date a Threatened Change in Control becomes manifest, or as of the effective date of the Change in Control, or the elimination of any such insurance, plans or benefits, unless such reduction or elimination applies proportionately to all salaried employees of FNB who participated in such benefits prior to the Change in Control or Threatened Change in Control; or

(iv)	The failure by FNB to obtain the express written assumption of the obligations under this Plan by any successor as contemplated herein.

(k)   Incentive Compensation Award - The amount which is to be paid to a Participant under this Plan, based upon FNB Financial Services Corporation’s achievement of the Performance Objectives during the Measurement Period.

(l)    Measurement Period - A multiple Plan Year period with respect to which the Performance Objectives and Performance Goals are established. The Board shall establish the number of calendar years for each Measurement Period, which shall generally be three (3) to five (5) calendar years. The Measurement Period, once established by the Board, shall defined in the Plan Rules and included in the Exhibit as provided in Section 5(d).

(m)  Participant Award Certificate - The certificate or letter provided to each Participant under the Plan which sets forth for a Measurement Period the length of the Measurement Period, the Performance Objectives, the Performance Goals, the Incentive Compensation award levels and certain other information.

(n)   Participants - The senior management employees of the Employer who have significant policy-making roles or who have an ability to affect policy and who are recommended to participate by the Executive Officer and their participation has been approved by the Board.

(o)   Performance Objectives - The basis of measurement established by the Board for a Measurement Period which will include for each Measurement Period one or more of the following measurement factors:

(i)	Total shareholder return,

(ii)	Return on average assets,

(iii)	Return on average equity,

(iv)	Growth in average earning assets,

(v)	Increase in diluted earnings per share,

(vi)	Increase in book value per share,

(vii)	Ratio of operating revenue to operating overhead (efficiency) or

(viii)	Other measurement factors as determined by the Board.

In selecting the Performance Objectives for a Measurement Period, the Board may establish different weights to be given to each Performance Objective in determining an award of Incentive Compensation.

(p)   Performance Goals - The achievement level established by the Board relating to each Performance Objective for a Measurement Period and which are used to determine the amount of Incentive Compensation Award to be awarded to a Participant.

(q)   Plan Year - A calendar year during which this Plan is in effect.

(r)   Retirement - Shall mean the date that a Participant qualifies for Early or Normal Retirement under the Employer’s qualified Defined Benefit Plan, known as the FNB Financial Services Employee’s Pension Plan.

(s)   Section 409A- Shall mean Section 409A of the Internal Revenue Code Section 409A, including regulations and guidance issued thereunder.

(t)   Terminate- Shall mean, when used in connection with termination of employment, that a Participant has incurred a “separation from service” within the meaning of Section 409A.

(u)   Termination Date - December 31, 2015. No Measurement Periods may commence under this Plan after the Termination Date, but each Measurement Period then in progress shall continue until it is completed (unless otherwise terminated earlier in accordance with any other provision of the Plan).

(v)  Termination “For Cause” - Shall mean the involuntary termination of employment of an Participant by the Employer “For Cause.” For purposes of this Plan, “For Cause” shall mean:

(i)
the continued failure of a Participant to perform substantially the duties of his executive position with the Employer (other than because of his/her Disability as herein defined) after a written demand for such substantial performance is delivered to the Executive by either the Chief Executive Officer of the Employer or the Board. Such notice delivered shall identify the manner and the areas believed to be lacking in the substantial performance of the Participant’s duties;

(ii)	the engaging by the Participant in illegal or gross misconduct which is materially and demonstrably injurious to FNB;

(iii)	an act by a Participant which constitutes a material breach of his fiduciary duty to FNB which is intended by the Participant to injure the reputation or business of FNB.

(w)  Termination “Without Cause” - Shall mean any involuntary termination of employment of a Participant by the Employer for any reason other than “For Cause.”

(x)  Threatened Change in Control - Any pending tender offer for FNB Financial Services Corporation’s outstanding shares of Common Stock, or any pending bona fide offer to acquire FNB Financial Services Corporation by merger or consolidation, or any other pending action or plan to effect a Change in Control of FNB Financial Services Corporation.

3.      Administration and Operation of the Plan

The Committee, subject to Board approval, shall have the authority to:

(a)	Approve or disapprove the senior management employees recommended by the Employer’s Executive Officer to participate in the Plan for each Measurement Period;

(b)	Establish Measurement Periods, Performance Objectives and the weight to be given to each Performance Objective, Performance Goals and Incentive Compensation levels;

(c)	Amend and/or terminate the Plan as provided in paragraphs 7(c) and 7(d);

(d)	Determine rights to payment and methods of payment of Incentive Compensation;

(e)	Perform all other functions required to administer and to operate the Plan, including the adoption of such rules and regulations as may be necessary to carry out its functions;

(f)	Make all other determinations necessary or desirable in administering the Plan, including the discretionary power to interpret the provisions of the Plan; and

(g)	Construe and interpret the Plan and determine the eligibility for benefits and the amount of such benefits.

(h)	Notwithstanding anything to the contrary, the Committee will construe and interpret the Plan in a manner so as to comply with Section 409A.

4.      Participation and Plan Entry Date

(a)	Participation and Plan Entry at beginning of a Measurement Period

At the beginning of each Measurement Period the Employer’s Executive Officer shall recommend to the Board the proposed list of eligible Participants for that Measurement Period. The Board shall approve the Participants for participation for said Measurement Period, and the approved Participants shall become Participants as of the first day of the Measurement Period

(b)	Participation and Plan Entry after the beginning of a Measurement Period

The Employer’s Executive Officer may recommend and the Board may approve an eligible Participant for entry into the Plan during the course of a Measurement Period. Notwithstanding the preceding sentence, no eligible Participant will be permitted to join the Plan during the last 12 months of any Measurement Period in progress. The amount of a Participant’s Target Award shall be adjusted pro rata to take into account his/her potential participation for less that the full term of the Measurement Period.

5.       Performance Objectives, Performance Goals and Incentive Compensation Levels

At or prior to the beginning of each Plan Year (unless a later date is selected and is permissible), the Committee (subject to Board approval), may implement a new Plan for the Measurement Period beginning with such Plan Year and shall designate the following:

(a)	The senior management employees who are recommended by the Executive Officer and eligible to participate in the Plan for the Measurement Period.

(b)
The Performance Objectives and the weight to be given to each objective, the Performance Goals and Incentive Compensation award level for the Measurement Period. For each Performance Objective and Performance Goal, the Committee may establish a:

                         (i)       Threshold - At which an Incentive Compensation Award amount would be paid and below which no Incentive Compensation Award would be paid,

(ii)	Target - At which the target Incentive Compensation Award would be paid and

(iii)	Maximum - At or above which the maximum Incentive Compensation Award would be paid.

The Committee, subject to Board approval, may also establish the Incentive Compensation Award amount payable for each Participant at the threshold, target and maximum levels of attainment.

(c)
In the event during any Measurement Period (where an award is dependent upon a Performance Objective involving Common Stock) there is (i) any dividend payable in shares of Common Stock; (ii) any re-capitalization, reclassification, split-up or consolidation, or other change in the Common Stock; or (iii) an exchange of the outstanding shares of Common Stock for a different number or class of shares of stock or other securities of any other corporation in connection with a merger, consolidation or other reorganization of or involving FNB Financial Services Corporation, then the Board shall, in such manner as it shall determine in its sole discretion, appropriately adjust the Performance Objectives and the Performance Goals, and the threshold, target and maximum amounts with respect thereto, in order to reflect such change. Any such adjustments made by the Board shall be final, conclusive and binding upon all persons, including, without limitation, FNB Financial Services Corporation, FNB Southeast its corporate successors and any Participants.

(d)
An Exhibit shall be prepared and attached to the Plan reflecting the Committee’s or Board’s designation of the items set forth in subparagraphs 5(a), 5(b) and 5(c) above. This Exhibit shall be referred to as the “Plan Rules” for each Measurement Period. Each Participant approved by the Board will be provided a Participant Award Certificate indicating his participation in the Plan and the Performance Objectives, the Performance Goals and the Incentive Compensation Award levels applicable to him/her.

6.     Payment of Incentive Compensation

(a)	In General

1.             If a Participant remains in the continuous employment of the Employer until the last day of the applicable Measurement Period, such Participant shall be entitled to receive the Incentive Compensation Award he/she has earned based upon the levels of attainment of the Performance Goals for the Measurement Period, subject to any forfeiture as provided in Section 6(a)(3) below.

2.            Payment of Awards Earned - Unless otherwise provided in this Plan, payments of any Incentive Compensation Award will be made in three (3) annual installments as follows:

(i)	The first annual installment shall be in an amount equal to 50% of the Incentive Compensation Award amount, and shall be made on the 60th day after the end of the Measurement Period.

(ii)	The second annual installment shall be equal to 30% of the Incentive Compensation Award amount and shall be paid 12 months after the payment of the first annual installment payment.

(iii)	The third and final annual installment shall be equal to 20% of the Incentive Compensation Award amount and shall be paid 12 months after the payment of the second annual installment.

3.            Forfeiture of Annual Installment Payments - Notwithstanding any other provision of this Plan, should a Participant’s employment terminate with the Employer for any reason, other than resignation of employment for “Good Reason,” Termination “Without Cause,” Death, Disability, Retirement or a Change in Control in accordance with Sections 6(d), prior to payment by the Employer to him of any or all of the three annual installments payments due him, such Participant shall forfeit any remaining unpaid annual installment payment(s).

4.             Payment of Awards earned in the form of Cash or Employer Common Stock - If payment of an Incentive Compensation Award in the form of Common Stock has not been approved by FNB Financial Services Corporation’s shareholders, or, if approved, payment of Incentive Compensation Award in the form of Common Stock is not designated by the Committee or is not permitted by applicable law, all Incentive Compensation Awards shall be paid in cash. If at any time the Board of FNB Financial Services Corporation (at its discretion) seeks to have this Plan approved by FNB Financial Services Corporation’s shareholders and such approval is obtained, the Incentive Compensation Award may, at the option of the Board, be paid in the form of Common Stock if such payment is permitted by applicable law, unless the Participant requests to receive a portion of his distribution in cash (not to exceed 40% of the Incentive Compensation Award) for purposes of paying his tax obligations and such request is approved by the Committee. For purposes of determining the number of shares of Common Stock to be paid to a Participant, the Fair Market Value of Common Stock shall be determined as of the last trading day of the applicable Measurement Period.

5.            Income Taxes Withheld - The Committee shall also have the authority to withhold from the number of shares of Common Stock (or cash if payable in cash) it distributes to a Participant an amount sufficient to pay any outstanding withholding tax obligations with respect to the Participant’s distribution.

(b)	Termination of Employment Prior to End of a Measurement Period

1.         Voluntary Termination or Termination “For Cause” - Except as provided in Sections 6(b)(2), 6(d) and 6(e) below, if a Participant voluntarily terminates employment with the Employer or is terminated by the Employer “For Cause” prior to the last day of the Measurement Period, his participation in the Plan shall cease immediately and he shall not be entitled to payment (forfeit rights to any payment) for any Incentive Compensation Award for such Measurement Period.

2.         Death, Disability, Retirement or Termination “Without Cause” - Notwithstanding the above paragraph, if a Participant’s employment is terminated because of his death, Disability, or normal or early Retirement (as defined in FNB’s Pension Plan), or terminated “Without Cause,” prior to the last day of the Measurement Period, the Participant (or his Beneficiary) shall be eligible to receive a prorata payment of his Incentive Compensation Award at the end of the Measurement Period for any Measurement Period then in progress. The prorata amount shall be determined based upon the number of whole months during the Measurement Period that he/she was employed compared to the total number of whole months in such Measurement Period. Amounts payable in accordance with this subparagraph 6(b) shall be paid at the end of the Measurement Period after the Performance Objectives have been measured and the Incentive Compensation Award amounts (if any) have been determined, and shall be paid in installments in the same manner as provided in Section 6(a)(2) above. Notwithstanding the above, no payment shall be made until after 6 months has elapsed since the Employee’s employment ended.

(c)
Failure to Obtain a Satisfactory Performance Evaluation - If a Participant fails to receive a “satisfactory” performance evaluation, he shall automatically be removed from the Plan. The Executive Officer of the Employer may, at his discretion, recommend the Participant for reinstatement in the Plan following a subsequent “satisfactory” performance evaluation. Upon approval of the recommended reinstatement by the Committee, the Participant will be entitled to a pro-rata payment (based on the period of time the Participant was active in the Plan) of his Incentive Compensation Award which amount shall be paid in accordance with Section 6(a)(2) above.

(d)
Change in Control - Notwithstanding anything in Sections 6(a) or 6(b) above to the contrary, if (i) a Change in Control occurs during a Measurement Period, then, in such event, the Participant’s Incentive Compensation Award shall be determined for each such Measurement Period as though each such Measurement Period had ended as of the end of the calendar quarter prior to any public announcement of such Change in Control, and any outstanding Awards will be paid pro rata based on actual performance to such date. The Incentive Compensation Award determined in accordance with the preceding sentence shall be fully vested (subject to the employment requirements in the next sentence) and payable in accordance with the next paragraph. The Participant will be entitled to payment of the Incentive Compensation Award earned for each such Measurement Period only if:

(i)	He/she remains employed by FNB (or its successor) until the date that would have been the last day of the applicable Measurement Period, or if

(ii)
Prior to the end of the applicable Measurement Period, his employment is terminated by FNB (or its successor) “without cause,” or he/she retires (whether early, normal or late) under FNB’s qualified Pension Plan, or dies or incurs a Disability, or

(iii)	He/she resigns from employment with FNB (or its successor) for “Good Reason” as defined, prior to the end of the applicable Measurement Period.

Any amount payable under Section 6(d)(i) above shall be paid in three annual installments in accordance with Section 6(a)(2) after the last day of the applicable Measurement Period. Any amount payable under Sections 6(d)(ii) and 6(d)(iii) above shall be paid in a single lump sum payment six (6) months after the date of the Participant’s termination of employment “Without Cause,” Retirement, death, Disability, or resignation for “Good Reason.”

Upon a Change in Control, the dollar amount of the Incentive Compensation Award or the number of shares of Common Stock (or stock or other securities into which the Common Stock has been converted and all dividends thereafter paid thereon) to be paid to a Participant shall be credited to the Participant and held by the Employer (or its successor) for the benefit of the Participant until the payment date specified in the preceding paragraph.

(e)
Threatened Change in Control - Notwithstanding anything in Sections 6(a) or 6(b) above to the contrary, if a Threatened Change in Control take place during any Measurement Period, then, in such event, the Participant’s Incentive Compensation Award shall be determined for each such Measurement Period as though each such Measurement Period had ended as of the end of the calendar quarter prior to any public announcement of the Threatened Change in Control, and any outstanding Awards will be paid pro rata based on actual performance to such date. The Incentive Compensation Award determined in accordance with the preceding sentence shall be fully vested (subject to the employment requirements in the next sentence) and payable in accordance with the next paragraph. The Participant will be entitled to payment of the Incentive Compensation Award earned for each such Measurement Period only if:

                     (i)    He/she remains employed by FNB (or its successor) until the date that would have been the last day of the applicable Measurement Period, or

(ii)
Prior to the end of the applicable Measurement Period, his employment is terminated by FNB (or its successor) “Without Cause,” or he/she retires (whether early, normal or late) under FNB’s qualified Pension Plan, or dies or incurs a Disability, or

(iii)	He/she resigns from employment with FNB (or its successor) for “Good Reason” as defined, prior to the end of the applicable Measurement Period.

Any amount payable under Section 6(e)(i) above shall be paid in three annual installments in accordance with Section 6(a)(2) after the last day of the applicable Measurement Period. Any amount payable under Sections 6(e)(ii) and 6(e)(iii) above shall be paid in a single lump sum payment six (6) months after the date of a Participant’s termination of employment “Without Cause,” Retirement, death, Disability or resignation of employment for “Good Reason.”

(f)
Exceptional Event - In the event of an “exceptional event,” the Board reserves the right at its sole discretion to terminate the Plan in effect and pay pro rata all participant based on the attainment of the Plan’s Performance Objectives as of the end calendar quarter immediately preceding the “exceptional event.” An “Exceptional Event” would be any event that the Board determines in its sole discretion, has had or will have both a “substantial” and“material” effect on one or more of the Plan’s Performance Objectives. Any such decision made by the Board shall be final, conclusive and binding upon all persons, including, without limitation, FNB Financial Services Corporation, FNB Southeast, its corporate successors and any Participants.

(g)
Profit Center and Business Unit “Minimum” Performance Goal Requirements under Part B (Internal Factors) of the Plan - Each individual Profit Center and/or Business Unit must achieve certain minimum Performance Goals under Part B of the Plan, otherwise the amount of Incentive Compensation Award that would be payable under any measured Performance Goal under Part B will be forfeited as follows:

(i)         If the Employer achieves at least the Threshold level of performance of any measured Performance Goal under Part B (Internal Factors) of the Plan but less than the Target level of such measured Performance Goal, then each Profit Center and/or Business Unit must achieve at least 85% of such Threshold measured Performance Goal otherwise any Participant who is designated as a member of such Profit Center and/or Business Unit will forfeit any Incentive Compensation Award payable for that measured Performance Goal under Part B (Internal Factors) of the Plan.

(i)         If the Employer achieves the Target level, or any higher level (such as Maximum) of performance of any measured Performance Goal under Part B (Internal Factors) of the Plan, then each Profit Center and/or Business Unit must achieve at least the Threshold level of such measured Performance Goal otherwise any Participant who is designated as a member of such Profit Center and/or Business Unit will forfeit any Incentive Compensation Award payable for that measured Performance Goal under Part B (Internal Factors) of the Plan.

Regardless of the level of individual performance by any Profit Center and/or Business Unit under Part B (Internal Factors), the amount of Incentive Compensation Award earned and payable under Part A (External Factors) by any Participant who is designated as a member of such Profit Center and/or Business Unit shall not be affected by this Section 6(g).

(h)
Regulatory Issues and/or Events - In the event that the Employer is under any IRS, SEC or other Regulatory Authority enforcement action, such as a Memorandum of Understanding (MOU), or other similar event, the Board reserves the right, at its sole discretion, to terminate or amend this Plan and to either delay or declare “null and void” the payment of any bonuses earned under this Plan. Any such decision made by the Board shall be final, conclusive and binding upon all persons, including, without limitation, FNB Financial Services Corporation, FNB Southeast, its corporate successors and any Participants.

7.         Miscellaneous

(a)
No Assignment - No right or benefit under this Plan or under any Participant’s Award Certificate issued hereunder, may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in any way by a Participant (except, upon death, to a Beneficiary) and any attempt by a Participant to sell, assign, transfer, pledge, hypothecate or dispose of his interest shall be null and void and shall not be recognized by the Plan. Notwithstanding the foregoing, any business entity succeeding to substantially all of the business of FNB by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume FNB’s obligations under this Plan.

(b)
Employment - Except for the benefits provided by this Plan, nothing in this Plan or in any grant of Incentive Compensation Award hereunder is intended or should be interpreted to confer upon any Participant the right to continue in the employ of the Employer, or to interfere with or restrict in any way the right of the Employer to discharge or terminate the employment of any Participant at any time for any reason whatsoever, with or without cause.

(c)
Amendments - The Board shall have the right to amend the Plan at any time; provided, however, that no such amendment shall reduce or cancel an outstanding Participant Award Certificate or any Incentive Compensation already earned by a Participant under the Plan.

(d)
Termination - The Employer expects to continue this Plan until the Termination Date, but does not obligate itself to do so. The Board reserves the right to discontinue and terminate this Plan at any time and for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan shall be binding on all Participants, but in no event may such termination reduce or cancel an outstanding Participant Award Certificate or any Incentive Compensation already earned by a Participant under the Plan.

If the Plan is terminated, the Board may, at its option, determine each Participant’s Incentive Compensation for each Measurement Period then in progress as though each such Measurement Period had ended as of the end of the Plan Year in which termination occurs. In such event, any outstanding awards will be paid pro rated based on actual performance to such date and shall be paid in the same manner, and be subject to the same limitations, as set forth in Section 6(b)(2).

(e)
Taxes - If the whole or any part of any Participant’s Incentive Compensation Award is subject to the payment of any estate, inheritance, income or other tax which FNB shall be required to pay or withhold, FNB shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of such Participant. Prior to making any payment of Incentive Compensation Award, FNB may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

(f)
Benefits Unfunded - The benefits provided by this Plan shall be unfunded. All amounts payable under this Plan to Participants shall be paid from the general assets of FNB, and nothing contained in this Plan shall require FNB to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan shall create only a contractual obligation on the part of FNB and Participants shall have the status of general unsecured creditors of FNB under the Plan with respect to amounts payable to them hereunder.

(g)
Receipt or Release - Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against FNB and its directors, officers, agents and employees, and the Board may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

(h)	Controlling Law - The Plan shall be construed and enforced in accordance with the laws of the State of North Carolina.

(i)
Amendment or Termination to Comply with Section 409A. Notwithstanding anything to the contrary, this Plan shall not be amended or terminated unless the amendment or termination is in compliance with Section 409A.

(j)
Compliance with Section 409A. It is intended that this Plan shall comply with Section 409A. Accordingly, in interpreting, construing or applying any provisions of this Plan, the same shall be construed in such a manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to comply with Section 409A.

IN WITNESS WHEREOF, the undersigned have executed this Plan this ____ day of ___________________________, 2005.

FNB FINANCIAL SERVICES CORPORATION

By: ________________________________
Chairman of the Board

COMPENSATION COMMITTEE

By: ________________________________
Chairman of Compensation Committee

EXHIBIT #1

FNB Financial Services Corporation
Long Term Incentive Plan

Plan Rules for Awards - Effective January 1, 2006

Measurement Period

January 1, 2006 through December 31, 2009 (4 years)

Relative Weights of Factors

	Weight	Factors
Part A	40%	External Factors
Part B	60%	Internal Factors

Performance Objectives

Part A - External Factors - Shareholder Return

Average Annual Shareholder Return

Measures the average percentage increase in total shareholder return for each of the calendar years during the Measurement Period. This is determined by adding the percentage increase in shareholder return for each calendar year during the Measurement Period and then dividing the total sum by the number of years in the Measurement Period. Total shareholder return for a calendar year is determined by taking the difference in the Beginning Price and Ending Price for each calendar year plus the total cash dividends for such year and then dividing this total return (or loss) by the Beginning Price for such year. Figures will be adjusted for any stock splits or dividends. The Ending Price is the average closing price of FNB stock over the last 15 business days in each December. The “Beginning Price” is the Ending Price for the prior calendar year.

Example: (The table below is based on the attainment of the target goal.)

Year	Beginning Price	Ending Price	$Price Increase	Cash Dividend	Total $return	Total% Return
2006 2007 2008 2009	$18.00 $19.30 $20.73 $22.30	$19.30 $20.73 $22.30 $24.03	$1.30 $1.43 $1.57 $1.73	$.50 $.50 $.50 $.50	$1.80 $1.93 $2.07 $2.23	10% 10% 10% 10%
Average Annual Shareholder Return						10%

Part B - Internal Factors

Internal Measurements	Relative Weights

1. Average Annual Return on Average Assets (ROAA) 2. Growth in Average Earning Assets	40% 20%
Total	60%

Average Annual Return on Average Assets (ROAA) - Shall mean the average of the Average Annual Return on Average Assets for each of the Plan Years in the Measurement Period.

Growth in Average Earning Assets - Shall mean the compounded annual growth in the Average Earning Assets of FNB Financial Services Corporation from the last day of the month prior to the beginning of the Measurement Period to the last day of the month of the Measurement Period.

Performance Goals

Part A	Average Annual Shareholder Return
Threshold	7.5%
Target	10.0%
Maximum	15.0%

Part B	Performance Objectives
	Average ROAA	Growth in Average Earning Assets
Threshold	1.0%	8.5%
Target	1.1%	11.0%
Maximum	1.25%	16.0%

Incentives to be Paid

At Threshold	50% of Target Award
At Target Levels	100% of Target Award
At Maximum Levels (or above)	150% of Target Award

Schedule of Incentive Compensation Target Awards

Participant	Title	Average Base Annual Salary* (Estimated)	Target %	Target A ward (Estimated)

Total				$1,605,661

*Note:  Takes 2005 Base salary and assume 5% annual increase. However, at the end of the measurement period the amounts will be adjusted based on the actual average Base annual salaries.

** Those Participants who are marked by ** are Participants who are assigned to a Profit Center and/or Business Unit of the Employer.

Average base salary and target percentage information will remain confidential. Each participant in the Long Term Incentive Plan will receive a Participant Certificate that will provide the estimated average annual base salary, target percentage and estimated target award. A sample bonus calculation will also be included in this Certificate.

Incentive Compensation Determination Table

Part A		Part B
Average Annual Shareholder Return		Average Annual ROAA	Compounded Growth in Average Earning Assets	% of Target Award Payable
Threshold	7.5%	1.00%	8.5%	50%
	8.0%	1.02%	9.0%	60%
	8.5%	1.04%	9.5%	70%
	9.0%	1.06%	10.0%	80%
	9.5%	1.08%	10.5%	90%
Target	10.0%	1.10%	11.0%	100%
	11.0%	1.13%	12.0%	110%
	12.0%	1.16%	13.0%	120%
	13.0%	1.19%	14.0%	130%
	14.0%	1.22%	15.0%	140%
Maximum	15.0%	1.25%	16.0%	150%

Summary of Corporate Goals

	Threshold	Target	Maximum
1. Average Annual Shareholder Return 2. Average Annual ROAA 3. Compounded Annual Growth in Average Earning Assets	7.5% 1.0% 8.5%	10% 1.1% 11%	15% 1.25% 16%

Sample Calculation

Incentive Compensation Bonus Calculation
for

(Plan Participant)

End of 4 year Measurement Period, December 31, 2009, the following goals were obtained:

a.	Average Annual Shareholder Return = 9.0%

b.	Average Annual ROAA = 1.08%

c.	Compounded Annual Growth in Average Earning Assets = 12%

d.	Average annual Base Salary $ 130,112

	% Goal	Weight	Target Award	Incentive Compensation
Shareholder Return	80%	40%	$ 52,045	41,636
ROAA	90%	40%	52,045	46,840
Asset Growth	110%	20%	26,022	28,624
		Total Award		117,100